Exhibit 99.1

November 18, 2009

Re:	Suspension of Optional Cash Purchases for Nationwide Health Properties, Inc. Dividend Reinvestment and Stock Purchase Plan

Dear Shareholder:

This notice is being sent to the attention of the participants in the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the Common Stock of Nationwide Health Properties, Inc. (“NHP”). I am writing to inform you that the optional cash purchase component of the Plan has been suspended effective November 27, 2009. Participants in the Plan will still be able to purchase additional shares of Common Stock by automatically reinvesting all or any part of the cash dividends paid on their shares of Common Stock.

As a result of the suspension of the optional cash purchase component of the Plan, no payment with respect to optional cash purchases will be accepted after November 25, 2009. The Administrator will return any payments that it receives from participants that are intended to be used for optional cash purchases. The suspension of the optional cash purchase component will remain in effect until further notice.

If you have any questions, or want more information about your account, you may log into your account online at www.bnymellon.com/shareowner/isd, call the Administrator at 1-866-248-4020 or send a written inquiry to the Administrator at the following address:

BNY Mellon Shareowner Services

P.O. Box 358035

Pittsburgh, PA 15252-8035

Sincerely,

/s/ Abdo H. Khoury
Abdo H. Khoury
Executive Vice President and
Chief Financial & Portfolio Officer